Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sealed Air Corporation:

We consent to the use of our report with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein.

(signed) KPMG LLP

Short Hills, New Jersey

June 4, 2014